Exhibit 2.3

Addendum and Waiver Related to the

Equity Purchase Agreement

This Addendum and Waiver (this “Addendum”), dated as of June 26, 2006 (the “Addendum Date”), is by and among Sakoki, LLC, a Delaware limited liability company (“Buyer”), Wireless Facilities, Inc., a Delaware corporation (“Seller”), and the Companies (all as defined in the Equity Purchase Agreement). All capitalized terms used herein have the meanings assigned them in the Equity Purchase Agreement unless the context requires otherwise.

W I T N E S S E T H:

WHEREAS, Buyer, Seller and the Companies entered into that certain Equity Purchase Agreement dated as of February 17, 2006 (the “Equity Purchase Agreement”) with respect to the purchase and sale of the Shares (as defined in the Equity Purchase Agreement);

WHEREAS, in compliance with Section 2.02 of the Equity Purchase Agreement, Seller submitted to Buyer the Effective Date Net Asset Calculations, and Buyer submitted to Seller the Post-Effective Date Asset Calculations, and after receipt of the Seller’s Objection, the parties conferred in good faith to resolve the differences in such calculations;

WHEREAS, as a result of the discussions regarding the Effective Date Net Assets, including consideration of adjustments of (i) $357,622.87 made on February 17, 2006 for TEMS and Invex units in the US and Brazil at that date, and (ii) $127,653.87 for seven CAIT units and one Invex units in the US and Brazil; and

WHEREAS, the parties now desire to memorialize their mutual understanding with respect to (i) the amount of the Purchase Price Reduction, (ii) Seller’s agreement to waive compliance with the due dates for payments under the Promissory Note subject to Buyer’s agreement to make such payments on the dates set forth in this Addendum and (iii) Buyer’s agreement to provide specified additional services under the Transition Services Agreement.

The parties hereto agree as follows:

1.     Effective Date Net Asset Calculations. The Parties agree that The Purchase Price Increase shall be $856,490.13, for a resulting total Purchase Price of $18,856,490.13.

2.     Promissory Note.

a.                  In accordance with Section 2.02(d) of the Equity Purchase Agreement, the total amount of the Purchase Price Increase shall operate as an increase in the principal amount due under the Promissory Note and increase the amount of the final installment payments due thereunder in equal portions. Therefore, each of the remaining payments due under the Promissory Note shall be increased by $285,496.71.

b.                 Seller hereby agrees to waive compliance by Buyer with the each of the payment due dates subsequent to the Addendum Date set forth in Section 2.01 of the Equity Purchase Agreement and Section 1 of the Promissory Note provided that Buyer makes each such payment, including the amount attributable to the Purchase Price Increase, in accordance with the following schedule:

Original Date	Modified Date
August 17, 2006—Thursday	September 29, 2006—Friday (quarter end)
November 17, 2006—Friday	December 29, 2006—Friday (quarter end)
December 31, 2006—Sunday	December 29, 2006—Friday (quarter end)

In the event that any payment due under the modified dates above is not made by such modified date or in the event of a breach by Buyer of any provision herein or in the Equity Purchase Agreement,

Promissory Note, Pledge Agreement or Personal Guaranty, then this waiver shall be deemed revoked. All other terms related to the remaining payments of the Purchase Price and the terms of the Promissory Note shall continue unchanged. This waiver and the other terms of this Addendum Agreement shall have no effect on the Pledge Agreement or the Personal Guaranty; provided, however, that in the event that Seller reasonably determines that any provision of this Addendum Agreement has impaired its rights under the Pledge Agreement or the Personal Guaranty, then Buyer shall take all such actions as are reasonably necessary to restore Seller to the position it maintained with regard to security prior to execution of this Addendum Agreement.

3.     IT Support. Seller agrees to continue to provide IT support, including support on its Oracle system, pursuant to the terms of the Transition Services Agreement to Buyer and the Companies through December 31, 2006, at no cost to Buyer. However, Buyer will endeavor to transition to its own IT system as soon as practicable and the parties will work together towards a rapid transition, with Seller providing appropriate assistance to Buyer. Also, Seller will maintain the records relating to the Companies for five year from the Effective Date and permit Buyer access to those records at reasonable times and on reasonable terms.

4.     No Other Modifications. All other terms and conditions set forth and agreed to in the Equity Purchase Agreement, the Promissory Note, the security agreements, and related documents which have not been specifically modified by this Amendment, shall remain unchanged and in effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum and Waiver related to the Equity Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SAKOKI LLC
By:	/s/ Massih Tayebi
Name:	Massih Tayebi
Title:	President
WIRELESS FACILITIES, INC.
By:	/s/ James R. Edwards
Name:	James R. Edwards
Title:	Sr. VP

[SIGNATURE PAGE to ADDENDUM AND WAIVER RELATED to the EQUITY PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Equity Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE COMPANIES:

WFI DE MEXICO, S. DE R.L. DE C.V.		WFI SERVICES DE MÉXICO, S.A. DE C.V.
By:	/s/ Massih Tayebi	By:	/s/ Massih Tayebi
Title:	President	Title:	President
WFI DE MEXICO, SERVICIOS DE INGENIERIA, S. DE R.L. DE C.V.		WFI SERVICES DE MÉXICO, SERVICIOS DE ADMINISTRACIÓN, S. DE R.L. DE C.V.
By:	/s/ Massih Tayebi	By:	/s/ Massih Tayebi
Title:	President	Title:	President
WFI ASESORIA EN TELECOMUNICACIONES, S.C.		WFI ASESORIA EN ADMINISTRACION, S.C.
By:	/s/ Massih Tayebi	By:	/s/ Massih Tayebi
Title:	President	Title:	President

Acknowledged and agreed to as of the date first written above:

/s/ Massih Tayebi
Massih Tayebi

[SIGNATURE PAGE to ADDENDUM AND WAIVER RELATED to the EQUITY PURCHASE AGREEMENT]